Exhibit 10.5

MASTER AGREEMENT OF COMMERCIAL AGREEMENT

DATED DECEMBER 2, 2015

This Master Agreement of Commercial Agreement (hereinafter, the “Master Agreement”) is made by and between:

•

SOCIEDAD AGRICOLA VIRU S.A., identified by Taxpayer Registration (RUC) No. 20373860736, domiciled at the North Pan-American Highway km 521, District and Province of Virú, Department of La Libertad, acting by and through its General Manager, Ms. Yoselyn Malamud Kessler, identified by National Identity Document (DNI) No. 09343554, and Mr. Oscar Guido Echegaray Rengifo, identified by National Identity Document (DNI) No. 06681107, as per powers-of-attorney registered in Item No. 11009404 of the Registry of Legal Entities of the Public Registry in and for Trujillo, hereinafter referred to as “VIRU,” as party of the first part; and

•

CAMPOSOL S.A., identified by Taxpayer Registration (RUC) No. 20340584237, domiciled at Av. El Derby No. 250, Piso 4, de la Urbanización El Derby de Monterrico, District of Santiago de Surco, Province and Department of Lima, acting by and through its General Manager, Mr. Pedro Javier Morales Garcés, identified by National Identity Document (DNI) No. 10310393, and its attorney-in-fact, Mr. Jorge Martín Quijano Rendón, identified by National Identity Document (DNI) No. 40362315, as per power-of-attorney registered in Electronic Item No. 11009728, hereinafter referred to as “CAMPOSOL,” as party of the second part, under the following terms and conditions:

RECITALS

SECTION ONE

1.1	VIRU is a corporation organized in Peru, the main corporate purpose of which is primarily to engage in agroindustrial economic activities.

1.2	CAMPOSOL is a corporation organized in Peru, the main purpose of which, as in the case of VIRU, is to engage in agroindustrial economic activities.

1.3	On December 2, 2015, VIRU and CAMPOSOL executed a Commercial Agreement (hereinafter, the “Commercial Agreement”), the agreements of which are perfected by signing this Master Agreement.

SUBJECT-MATTER

SECTION TWO

2.1	VIRU and CAMPOSOL hereby formalize and perform all of the agreements contained in the Commercial Agreement and, through certain individual agreements that shall be an integral part hereof:

2.1.1

CAMPOSOL shall sell to VIRU all of its “assets” for the processing of canned asparagus through an Agreement for the Purchase of Equipment and Spare Parts for Asparagus Processing, which, as Annex 1, is an integral part hereto.

2.1.2

CAMPOSOL shall sell to VIRU all the “spare parts” of the machinery for the processing of canned asparagus through an “Agreement for the Purchase of Equipment and Spare Parts” for the processing of Asparagus, which, as Annex 1, is an integral part hereto.

2.1.3

CAMPOSOL shall lease to VIRU its Piura plant and all the equipment for the processing of piquillo pepper that make up such plant (Nor Agro), according to the “Agreement for the Lease of the Piquillo Pepper Processing Plant and Equipment” attached hereto as Annex 2.

2.1.4

CAMPOSOL shall sell to VIRU the following raw materials for five (5) years, counted as from the execution hereof, through the Agreement for the Purchase of White Asparagus and Piquillo Pepper, attached hereto, which specifies the minimum characteristics of each raw material:

•	White Asparagus

•	Piquillo Pepper

The above-mentioned “Agreement for the Purchase of White Asparagus and Piquillo Pepper” is attached hereto as Annex 3.

2.1.5

VIRU shall sell CAMPOSOL’s finished product stock with a three percent (3%) commission in favor of VIRU; this commission shall be regulated through a Commercial Agency Agreement for the Sale of CAMPOSOL S.A. Finished Product Stock, in order to reflect the parties’ intent with regard to the commission to be paid by CAMPOSOL to VIRU for the sale of the finished product stock.

The above-mentioned “Commercial Agency Agreement for the Sale of CAMPOSOL S.A. Finished Product Stock” is attached hereto as Annex 4.

2.1.6

CAMPOSOL shall sell to VIRU its supplies (jars, cans, lids, etc.) used for the production of canned foods through the “Agreement for the Purchase of Supplies (Jars, Cans, Lids) Used for the Production of Canned Foods,” attached hereto as Annex 5.

2.1.7

VIRU shall sell the canned foods to CAMPOSOL’s “exclusive” clients, in exchange for a three percent (3%) sales commission during a period of five (5) years. CAMPOSOL’s “exclusive” clients shall be listed in the “Commercial Agency Agreement for the Sale of Canned Foods to Camposol S.A. Exclusive Clients” resulting from such agreement, attached hereto as Annex 6.

2.1.8

VIRU shall supply CAMPOSOL’s strategic clients until the agreements executed between CAMPOSOL and its strategic clients expire. To that end, CAMPOSOL shall inform VIRU of all the contracts executed with its strategic clients in order to enable VIRU to thoroughly perform the obligations undertaken by CAMPOSOL with such clients, for which purpose the parties shall execute a “Camposol S.A. Strategic Client Supply Agreement,” attached hereto as Annex 7.

2.1.9

CAMPOSOL is the lessee or sublessee of real properties located in Santa and Huaura. VIRU assumes the payment of the appropriate rent of such real properties as from the year 2016, according to the quality of the land and as appropriate in accordance with the Commercial Agreement. In order for the above-mentioned land to be leased and subleased by VIRU, CAMPOSOL undertakes to execute a Contractual Position Assignment Agreement with the owners and lessors of the Santa and Huaura real properties, and thus enable VIRU to become a Lessee and/or Sublessee of such real properties. Following the execution of this instrument, CAMPOSOL shall deliver to VIRU a copy of the relevant agreements so that VIRU may comply with its obligation to pay the rent corresponding to the above-mentioned land.

2.1.10

VIRU shall take the necessary steps, in the best possible way, and by using its best endeavors in addition to its best efforts, to achieve the greatest recovery of the debt of third-party farmers in favor of CAMPOSOL. Following the execution of this instrument, CAMPOSOL shall deliver to VIRU a copy of the information related to the supporting documentation of the above-mentioned third-party farmer debt so that VIRU is able to comply with this agreement.

2.1.11

CAMPOSOL shall provide VIRU with contract manufacturing (maquila) services for the processing of one hundred percent (100%) of the fresh avocado production for three (3) years, counted as from the execution of the final agreement. This Contract Manufacturing (Maquila) service shall be regulated according to the “Contract Manufacturing (Maquila) Services Agreement for the Processing of 100% of VIRU´s Avocado Production,” attached hereto as Annex 8.

2.2

In order to perform the agreements subject-matter hereof, VIRU expressly represents that it has its own financial and technical resources, including the necessary human resources who shall remain under its exclusive subordination.

2.3

In order to perform this Master Agreement, as applicable, VIRU shall only employ personnel registered as such in its payroll, with whom it maintains an employment relationship. In addition, VIRU must establish the suitable permanent supervision, control, and administration measures with regard to its personnel.

CONSIDERATION

SECTION THREE

3.1

Both parties agree that, during the term of each of the Individual Agreements mentioned in the foregoing Section Two, to be signed by the Parties under the terms of the Master Agreement, the consideration payable by CAMPOSOL to VIRU, and by VIRU to CAMPOSOL, as applicable, shall amount to the sum mutually agreed to by the Parties in each Individual Agreement, which, for the purposes hereof, shall be referred to as “PRICE” and shall be paid in the manner and at the time therein described.

3.2

Both Parties expressly place on record that the above-mentioned payment covers all the expenses which may be incurred by VIRU and/or CAMPOSOL for the full and effective performance of their obligations subject-matter hereof, without any limitation or exclusion whatsoever.

VIRU’S OBLIGATIONS

SECTION FOUR

VIRU hereby undertakes to:

4.1

Take the necessary steps in the best way possible and making its best endeavors and all of its collection unit, to achieve the greatest recovery of the third-party farmer debt in favor of CAMPOSOL, according to VIRU’s possibilities.

4.2	Not to execute any contract, covenant, or agreement in general, of any kind, either with AGROBERRIES PERU S.A.C. or any other individual or legal entity to grow blueberries.

4.3	Not to establish commercial alliances related to the blueberry business with companies other than AGROBERRIES PERU S.A.C., with whom it already has a commercial relationship to this date.

4.4

Not to enter, either directly or indirectly (for instance, through shareholders or related companies), the blueberry business for two (2) years, counted as from the execution of the Commercial Agreement signed by the parties on December 2, 2015. At the end of the above-mentioned two (2-year) term and until the fifth year counted as from the execution of the Master Agreement, VIRU (its shareholders or related companies) may only grow up to two hundred hectares (200 ha) of blueberries, including the one hundred hectares (100 ha) of AGROBERRIES PERU S.A.C. contracted to that end. The failure to perform this obligation shall be subject to a penalty equal to the sum resulting from multiplying fifty thousand United States dollars (USD 50,000.00) per hectare cultivated, without, in any case, this amount being less than the sum of one million United States dollars (USD 1,000,000.00).

In order to verify the performance of the above-described obligations, CAMPOSOL may request VIRU to have its representatives issue affidavits confirming the state of performance of each of its obligations. Similarly, CAMPOSOL may conduct visits to VIRU’s (own or third-party) fields and VIRU may not prevent CAMPOSOL from entering such fields. In this connection, CAMPOSOL shall inform its visit to VIRU twenty-four (24) hours in advance for security reasons. The unjustified and unsubstantiated refusal to allow CAMPOSOL’s entry may be considered by CAMPOSOL as a breach of this Master Agreement and of the Commercial Agreement.

CAMPOSOL’S OBLIGATIONS

SECTION FIVE

CAMPOSOL hereby undertakes to:

5.1	Deliver a list of its exclusive and strategic clients to VIRU to enable VIRU to sell them canned food.

5.2

Not to enter, either directly or indirectly (for instance, through shareholders or related companies), the canned asparagus, pepper, quinoa, palm heart and artichoke business for a minimum term of five (5) years counted as from the date of execution hereof. The failure to perform this obligation shall be subject to a penalty equal to the sum resulting from multiplying fifty thousand United States dollars (USD 50,000.00) per hectare cultivated, without in any case this amount being less than the sum of one million United States dollars (USD 1,000,000.00).

5.3

Lease to VIRU its Piura plant and all the equipment for the processing of piquillo pepper that make up such plant (Nor Agro) for five (5) years, under the terms established in the relevant agreement accompanying this instrument.

5.4	Sell to VIRU raw material (white asparagus and piquillo pepper) for five (5) years, under the terms established in the relevant agreement accompanying this instrument.

Failure to perform these obligations shall be subject to a penalty equal to one million United States dollars (USD 1,000,000.00). In order to verify the performance of the above-described obligations, VIRU may request CAMPOSOL to have its representatives issue affidavits confirming the state of performance of each of its obligations. Similarly, VIRU may conduct visits to CAMPOSOL’s (own or third-party) facilities and CAMPOSOL may not prevent VIRU from entering such areas. In this connection, VIRU shall inform its visit to CAMPOSOL twenty-four (24) hours in advance for security reasons. The unjustified and unsubstantiated refusal to allow CAMPOSOL’s entry may be considered by VIRU as a breach of this Master Agreement and of the Commercial Agreement.

PARTIES’ RESPONSIBILITY

SECTION SIX

The parties accept and represent the following responsibilities:

6.1

While performing this agreement, VIRU disclaims any liability for any defects and/or impairments caused to the equipment that make up the Nor Agro Plant, provided that they result from acts of God or force majeure cases such as: natural disasters, terrorist acts and/or concealed defects.

CAMPOSOL AND VIRU PERSONNEL

SECTION SEVEN

As it may be inferred from the above-agreed conditions, this Master Agreement has a civil and commercial nature, and therefore does not imply any dependence or subordination of VIRU with CAMPOSOL and vice-versa, or of its workers, collaborators, or service providers (hereinafter, the “Personnel”) for the benefit of CAMPOSOL and/or VIRU, as the case may be.

Each of the parties is liable for performing their obligations in administrative, labor and tax matters and, in general, for obtaining and renewing their authorizations, permits, licenses or similar consents required by the statutory regulations for the development of their activities.

In this connection, the parties represent that each is solely liable for their civil, commercial, labor and any other kind of obligations arising from the law or from any covenant with their workers, employees and/or hired personnel. Thus, the parties expressly place on record that CAMPOSOL and/or VIRU neither have nor shall have any employment relationship with each other’s workers, personnel and/or other personnel hired to provide any kind of service. Any claim by VIRU’s personnel to CAMPOSOL or from CAMPOSOL to VIRU shall be understood as their exclusive responsibility, regardless of any decision that may be adopted by the Labor Authority or the Judiciary on these matters, assuming, accordingly, the entirety of each of the parties’ costs arising from such responsibility.

VIRU AND CAMPOSOL undertake to perform all the obligations and make all the payments required by the statutory and social regulations, as well as the taxes resulting from the employment relationship which apply to their personnel and/or personnel hired to provide the Services, and expressly release the other party from any liability in such respect.

CONFIDENTIAL INFORMATION

SECTION EIGHT

8.1

VIRU and CAMPOSOL agree that any and all information identified by the other party as “Confidential,” or which under any circumstance must be reasonably treated as confidential and that the parties must exchange in order to allow for the proper performance hereof and of the additional agreements, shall be treated by the party receiving such information with the same care and discretion with which such party handles its own confidential information and, therefore, shall not be disclosed to any third party without the express written consent of the other party. The terms and conditions hereof are confidential.

8.2

VIRU undertakes to keep in the strictest confidence all the information, records and/or documentation provided by CAMPOSOL concerning its operations. Moreover, it undertakes not to disclose to third parties, in whole or in part, the results of the procedures resulting from its performance.

8.3

For its part, CAMPOSOL undertakes to keep in the strictest confidence all the information, records and/or documentation provided by VIRU concerning its operations. Moreover, it undertakes not to disclose to third parties, in whole or in part, the results of the procedures resulting from its performance.

8.4

The Parties agree to expressly place on record that the obligations set forth in the foregoing paragraph also affect and are binding on both CAMPOSOL’s and VIRU’s workers, and mutually undertake to secure and maintain their strict performance.

8.5

The Parties shall not be liable for the confidentiality of the information available to the public. The same is true for such information in their possession or which has been developed or obtained by the parties beyond the project’s scope.

8.6

The confidentiality terms contained herein shall not be interpreted in a manner that limits the right of any of the parties to develop independently or to acquire products without using the confidential information of the other party. Moreover, each party shall be free to use the non-written information withheld by those who have had access to the confidential information, including ideas, notions, know-how or techniques contained therein, on condition that such party keeps such information confidential as established in this Master Agreement. Neither Party shall be required to restrict or limit the duties of such persons or to pay royalties for any job resulting from the use of such knowledge. However, the foregoing provision does not grant either Party a license of the other Party’s patents or copyrights.

8.7

It is established that VIRU may use the confidential information that it shall obtain from CAMPOSOL in this Commercial Agreement only for the purposes of facilitating all the businesses embodied by such agreement; that is, it may use the information for financing purposes or other bank transactions, as well as reveal information with stakeholders always with a view carry out the business contained herein, except for the non-competition agreements contained in subsections 4.2, 4.3, 4.4 and 5.2 of this instrument.

DURATION

SECTION NINE

This Master Agreement shall have the same term as the Individual Agreements executed under the terms hereof. This Master Agreement shall be renewed if the Parties so decide.

TERMINATION

SECTION TEN

Without prejudice to the provisions contained in the foregoing clause, CAMPOSOL and/or VIRU may terminate this agreement forthwith as established in Article 1429 of the Civil Code, upon the occurrence of any of the events described below:

1.

VIRU or CAMPOSOL files for bankruptcy, or if VIRU or CAMPOSOL is subject to a bankruptcy proceeding of any nature, even if initiated by either party on a preventive basis or if such party or more creditors make proposals within the framework of a court or out-of-court agreement.

2.	The full or partial failure to perform the obligations undertaken by VIRU and/or CAMPOSOL herein and in the Annexes hereto shall result in the termination hereof.

In such connection, the party affected by the partial or full default on the obligations of the other party shall inform the defaulting party on such non-performance. This communication shall be made by notarized letter. The purpose of this communication is to enable the defaulting party to cure the non-performance to the reasonable satisfaction of the other party within a maximum term of 45 days calculated as from the date of the notification (this satisfaction must be evidenced in a notarized letter).

If the party that is defaulting its obligations, either fully or partially, has been unable to cure such default to the reasonable satisfaction of the non-defaulting party, the Master Agreement shall be terminated by operation of law.

JURISDICTION

SECTION ELEVEN

Should any dispute or controversy arise between the Parties with regard to the terms established in this Master Agreement or in the Individual Agreements arising therefrom, the Parties undertake to act as expeditiously and efficiently as possible in order to successfully address such disputes, following the rules of good faith and common intent of the parties.

If no agreement is reached, the dispute shall be settled by de jure arbitration. The award shall be final and unappealable according to the rules and bylaws of the Arbitration Center of the American Chamber of Commerce (AmCham), to which regulations, administration, and decision the Parties unconditionally submit, which the Parties declare to know and accept in full.

This arbitration agreement applies to the Parties intervening in this legal act, as well as to those who seek to derive rights or benefits therefrom.

The arbitration tribunal shall be composed of three (3) arbitrators, and each Party shall appoint one (1) arbitrator; the two (2) arbitrators thus appointed shall designate the third arbitrator, who shall chair the Tribunal. Should either party fail to appoint its arbitrator within a term of fifteen (15) calendar days as from receiving the requesting party’s written petition or, if, within an equal term of fifteen (15) calendar days calculated as from the appointment of the second arbitrator, the two (2) arbitrators are unable to reach an agreement on the appointment of the third arbitrator, the Arbitration Center of the American Chamber of Commerce (AmCham) shall appoint any of such arbitrators, upon request of either Party.

If a substitute arbitrator must be appointed due to any cause, they shall be appointed by following the same procedure established above to appoint arbitrators.

The arbitration proceeding shall be held in the city of Lima, in the Spanish language.

In the event that either Party requests the enforcement of the award with the Judiciary and the other party requests the suspension of such enforcement due to the filing of an appeal for annulment, the party requesting the suspension of the award’s effects shall grant a bond as established above.

APPLICABLE LAW

SECTION TWELVE

In such matters not contemplated by the Parties herein or in the agreements contained in the Annexes hereto, both Parties submit to the provisions of the Civil Code and other applicable regulations of the Peruvian legal system.

DOMICILES

SECTION THIRTEEN

For all purposes hereof, the Parties establish as their sole domiciles those set forth in the introduction hereof. Therefore, all communications and notices addressed to the Parties for purposes of the performance hereof shall be considered as valid. A change of domicile by either Party shall become effective forty-eight (48) hours after the date of the notarized letter informing such change to the other party.

INDEMNIFICATION

SECTION FOURTEEN

CAMPOSOL shall indemnify and hold VIRU harmless by answering any complaint, action, or claim, either administrative or judicial, which may be filed against VIRU, as a consequence of the performance hereof or of the agreements and contracts arising herefrom when such complaint, action, or claim results from CAMPOSOL’s willful misconduct or gross negligence. CAMPOSOL undertakes to follow the appropriate procedure under the law in order to defend VIRU. In this case and, if, despite the foregoing, any authority or affected holder holds VIRU liable and a competent authority decides to impose pecuniary sanctions or indemnifications, such sums shall be paid by CAMPOSOL or, if paid by VIRU, they shall be reimbursed by CAMPOSOL, without prejudice to the liability which may be attributed thereto for any ulterior damage caused to VIRU.

VIRU shall indemnify and hold CAMPOSOL harmless by answering any complaint, action, or claim, either administrative or judicial, which may be filed against CAMPOSOL, as a consequence of the performance hereof or of the agreements and contracts arising herefrom when such complaint, action, or claim results from CAMPOSOL’s willful misconduct or gross negligence. VIRU undertakes to follow the appropriate procedure under the law in order to defend CAMPOSOL. In this case and, if, despite the foregoing, any authority or affected holder holds CAMPOSOL liable and a competent authority decides to impose pecuniary sanctions or indemnifications, such sums shall be paid by VIRU or, if paid by CAMPOSOL, they shall be reimbursed by VIRU, without prejudice to the liability which may be attributed thereto for any ulterior damage caused to CAMPOSOL.

SEVERABILITY

SECTION FIFTEEN

If this agreement or any of its annexes are terminated due to a cause attributable to either of the parties, or if one or more provisions contained herein are declared for any reason by a competent court or tribunal to be invalid, null or unenforceable, either fully or partially, with regard to any claim or kind of claims, such circumstance or provision shall inevitably affect any other provision herein or the validity or enforceability of the rest of this agreement; the parties agree to amend any provision thus affected by using their best efforts to safeguard the performance of such agreement in keeping with the applicable requirements established by the law.

Any amendment hereto shall be necessarily in writing and shall require both parties to participate, always fulfilling the formalities to be established by this document.

INDEPENDENT LEGAL COUNSEL

SECTION SIXTEEN

Each of the parties recognizes that it has received independent legal counsel in connection with the negotiation and performance hereof or that, upon being informed thereof, it has refused to receive independent legal counsel. In addition, each party recognizes and accepts that it has read and understood and accepts that it is bound by all the terms and conditions contained herein.

ASSIGNMENT

SECTION SEVENTEEN

Neither party hereof may assign to third parties its position or rights arising herefrom under any title, nor assign its contractual position, unless it has obtained the express written consent of the other party.

ENVIRONMENTAL SAFETY AND PROTECTION

SECTION EIGHTEEN

Both CAMPOSOL and VIRU undertake to perform this Master Agreement in strict compliance with the statutory regulations in force and applicable environmental safety and protection standards, including but not limited to domestic legislation, international agreements executed by Peru or which are applicable, as well as any policy implemented or established on such matter by CAMPOSOL and VIRU. This obligation applies to the workers and/or employees and subordinates of CAMPOSOL and VIRU, as well as to their contractors, subcontractors, and subsidiaries. To that end, the parties undertake to carry out all the actions that are necessary to ensure such performance.

In addition, both CAMPOSOL and VIRU undertake to employ the best practices and technology available in the market to minimize any risk against the environment. In the event either party becomes aware of the possible existence of damages to the environment, and without prejudice to the adoption of the measures required to mitigate such damages as soon as possible, it shall immediately notify the other party.

MISCELLANEOUS

SECTION NINETEEN

19.1

Both Parties undertake to adopt additional measures and grant all the documents, instruments and additional agreements that may be reasonably requested by the other party so as to confirm and perform with utmost accuracy and efficiency the obligation(s) contemplated herein.

19.2	This agreement supersedes all previous discussions and agreements (adopted either orally or in writing, which also includes all correspondence), if any.

19.3

In the event of a conflict between the terms and conditions hereof and those established in any other previous document (including the Commercial Agreement), the terms hereof shall prevail and, therefore, in any case it shall be understood that the Commercial Agreement has been amended by the execution hereof.

DOCUMENTS REGULATING RELATIONSHIPS BETWEEN THE PARTIES

SECTION TWENTY

The Annexes hereto are incorporated hereto, are expressly an integral and unseverable part hereof, and are as follows:

Annex 1:	Agreement for the Purchase of Equipment and Spare Parts for Asparagus Processing
Annex 2:	Agreement for the Lease of the Piquillo Pepper Processing Plant and Equipment
Annex 3	Agreement for the Purchase of White Asparagus and Piquillo Pepper
Annex 4:	Commercial Agency Agreement for the Sale of Camposol S.A. Finished Product Stock
Annex 5:	Agreement for the Purchase of Supplies (Jars, Cans, Lids) Used for the Production of Canned Foods
Annex 6:	Commercial Agency Agreement for the Sale of Canned Foods to Camposol S.A. Exclusive Clients
Annex 7:	Camposol S.A. Strategic Client Supply Agreement
Annex 8:	Contract Manufacturing (Maquila) Services Agreement for the Processing of 100% of VIRU’s Avocado Production
Annex 9:	Commercial Agreement Between Camposol S.A. and Sociedad Agricola Virú S.A. dated December 2, 2015.

In the event of conflict between any clause hereof and the specific agreements described in the above-mentioned annexes, the specific agreements shall prevail.

CONTRACT EXECUTION AND ACCEPTANCE

SECTION TWENTY-ONE

The persons who in the name and on behalf of both parties execute this document represent that they are duly authorized to bind their principals under the terms and conditions contemplated herein and recognize that they have read and understood this Master Agreement, and accept that any and all of its terms and conditions are binding on their principals.

As a sign of acceptance hereof, the parties sign two counterparts of the same content and for a single purpose in Lima, this 17th day of December 2015.

/s/ Pedro Javier Morales Garcés

CAMPOSOL S.A.

Pedro Javier Morales Garcés/fingerprint

General Manager

/s/ Martín Quijano Rendón

CAMPOSOL S.A.

Martín Quijano Rendón/fingerprint

Business Unit Manager

/s/ Yoselyn Malamud Kessler

SOCIEDAD AGRICOLA VIRU S.A.

Yoselyn Malamud Kessler/fingerprint

General Manager

/s/ Oscar Guido Echegaray Rengifo

SOCIEDAD AGRICOLA VIRU S.A.

Oscar Guido Echegaray Rengifo/fingerprint

Attorney-in-Fact

ANNEX 1

AGREEMENT FOR THE PURCHASE OF EQUIPMENT AND SPARE PARTS FOR

ASPARAGUS PROCESSING

This Agreement for the Purchase of Equipment and Spare Parts for Asparagus Processing is made by and between CAMPOSOL S.A., duly identified in the introduction of the Master Agreement (hereinafter, SELLER), as party of the first part; and SOCIEDAD AGRÍCOLA VIRÚ S.A., duly identified in the introduction of the Master Agreement (hereinafter, BUYER), as party of the second part; under the following terms and conditions:

section OneOWNERSHIP DECLARATION

SELLER is the owner of the canned asparagus processing equipment described in Annex 1.1 hereto (hereinafter, THE EQUIPMENT), which are installed at SELLER’s plant located at North Pan-American Highway km 497, district of Chao, province of Virú, department of La Libertad (hereinafter, THE PLANT). Moreover, SELLER represents that it owns the spare parts described in Annex 1.2 hereto (hereinafter, THE SPARE PARTS).

section TwoSALES

SELLER hereby irrevocably sells to BUYER all THE EQUIPMENT listed in Annex 1.1 hereto. SELLER states that under this sale it transfers all its canned asparagus processing line, which also includes a boiler, but excludes a line and an autoclave. Accordingly, such line and autoclave are not included in the above-mentioned Annex and SELLER is aware of such exclusion. This sale does not include the asparagus sorting machines. Similarly, SELLER irrevocably sells THE SPARE PARTS to BUYER, who selects them upon verifying their state of repair. BUYER shall select and calculate the value of THE SPARE PARTS within a period of thirty (30) calendar days following the execution of the Master Agreement and this Agreement.

section ThreePRICE

The total price mutually agreed by the Parties for all THE EQUIPMENT amounts to one million eight hundred thousand United States dollars (USD 1,800,000.00), plus the appropriate General Sales Tax (IGV) that levies this transaction, and BUYER shall pay such price to SELLER as follows:

1.

An initial installment of one million seventy-five thousand United States dollars (USD 1,075,000.00) plus IGV, payable no later than three (3) months following the execution of the Master Agreement; and

2.

A final installment of seven hundred and twenty-five thousand Untied States dollars (USD 725,000.00) plus IGV, payable no later than eleven (11) months and fifteen (15) days as from the execution of the Master Agreement.

The Parties establish that the two (2) previously mentioned installments represent the full sale price agreed.

It is expressly established that, as from the day following the expiration of the payment date, BUYER shall have a single additional and maximum term of fifteen (15) days to pay one hundred percent of the installment due; otherwise, SELLER shall be authorized to declare forthwith the termination of this agreement by sending a notarized letter to BUYER.

The price mutually agreed by the Parties in exchange for THE SPARE PARTS is the fair market value at which BUYER acquires such spare parts in the market, for which purpose BUYER shall show SELLER the invoices or quotes of such spare parts submitted by its vendors. BUYER shall pay SELLER for THE SPARE PARTS fifteen (15) days after having used a given spare part for the maintenance or repair of the equipment it is acquiring. Every thirty (30) days BUYER shall provide a list of THE SPARE PARTS that have been used. However, BUYER shall use all THE SPARE PARTS that have been selected from the list and valued no later than April 30, 2016. Upon expiry of this term, SELLER shall bill, also at a fair market value, all of THE SPARE PARTS selected and valued by BUYER which have not been used, and they shall be paid within a term of one hundred and eighty (180) calendar days counted as from the date of receipt of the appropriate invoice issued by SELLER.

section FourSTATE OF THE EQUIPMENT

SELLER represents that THE EQUIPMENT is currently operational and in good state of repair, except for ordinary wear and tear. Within a term of thirty (30) days following the execution of the Master Agreement, SELLER shall initiate, at its expense, the quick and efficient dismantling of THE EQUIPMENT, considering that this dismantling shall be made as carefully as possible so as to prevent any damage and allow for the future assembly and mounting by BUYER for its smooth operation. BUYER shall be authorized to be present when SELLER dismounts THE EQUIPMENT; however, such presence shall not be deemed as an acceptance of such dismantling. BUYER, at the time of removing THE EQUIPMENT, shall draw up a Delivery Record with SELLER in order to evidence the state of repair in which THE EQUIPMENT is received. SELLER represents that THE SPARE PARTS are new and that some of them are used; therefore, they must be reviewed and selected by BUYER in the same way as with THE EQUIPMENT. BUYER and SELLER shall sign a Delivery Record at the time BUYER receives THE SPARE PARTS.

section FiveREPRESENTATION

SELLER represents that THE EQUIPMENT and THEIR SPARE PARTS subject-matter of this sale are not subject to any lien, court or out-of-court measure, attachment, pledge, or limitation of any kind whatsoever that restricts their ownership and free disposal. In any case, SELLER undertakes to grant warranty of title.

section SixEQUIVALENCE

The Parties mutually represent that there is perfect equivalence between the goods subject-matter of this sale and the price agreed and that, should there be any difference either above or below, which they do not perceive at this point, they henceforth make mutual gift and reciprocal donation thereof, expressly waiving any action or motion aimed at invalidating the effects hereof.

section SevenMAINTENANCE

SELLER represents that THE EQUIPMENT has been properly maintained according to their manufacturers’ recommendations. When BUYER receives THE EQUIPMENT from SELLER, SELLER shall deliver THE EQUIPMENT’s maintenance record, manuals and certifications and any manufacturer’s and representative’s warranty that may be in force. Both the manufacturer and the representative must be informed in order to allow for the transfer of warranties.

section EightMASTER AGREEMENT

The Parties establish that the clauses applicable to the Master Agreement shall also apply hereto.

Lima, December 17, 2015

/s/ Pedro Javier Morales Garcés	/s/ Yoselyn Malamud Kessler
CAMPOSOL S.A.	SOCIEDAD AGRICOLA VIRU S.A.
Pedro Javier Morales Garcés/fingerprint	Yoselyn Malamud Kessler/fingerprint
General Manager	General Manager

/s/ Martín Quijano Rendón	/s/ Oscar Guido Echegaray Rengifo
CAMPOSOL S.A.	SOCIEDAD AGRÍCOLA VIRÚ S.A.
Martín Quijano Rendón/fingerprint	Oscar Guido Echegaray Rengifo/fingerprint
Business Unit Manager	Attorney-in-Fact

ANNEX 2

AGREEMENT FOR THE LEASE OF THE PIQUILLO PEPPER PROCESSING PLANT

AND EQUIPMENT

This AGREEMENT FOR THE LEASE OF THE PIQUILLO PEPPER PROCESSING PLANT AND EQUIPMENT is made by and between CAMPOSOL S.A., duly identified in the introduction of the Master Agreement (hereinafter, LESSOR), as party of the first part; and SOCIEDAD AGRÍCOLA VIRÚ S.A., duly identified in the introduction of the Master Agreement (hereinafter, LESSEE), as party of the second part; under the following terms and conditions:

section Nine

LESSOR is the owner of the agroindustrial plant (infrastructure and equipment) dedicated to the processing of piquillo pepper and located at Canal Chira – Piura, Caserío Cieneguillo Centro S/N, province of Sullana, department of Piura, the facilities and equipment of which are listed in Annexes 2.1 and 2.2 hereto, respectively. The agroindustrial plant, for the purposes hereof, shall be hereinafter referred to simply as THE PLANT AND THE EQUIPMENT.

section Ten

LESSOR hereby leases to LESSEE THE PLANT AND THE EQUIPMENT described in the foregoing Section One. Throughout the duration hereof, THE EQUIPMENT shall be located at THE PLANT.

The parties agree that THE EQUIPMENT, or a portion thereof, subject to lease may not be moved by LESSEE from THE PLANT without prior written consent of LESSOR. Otherwise, this Agreement shall be terminated by operation of law.

section ElevenDURATION

The duration hereof is five (5) years counted as from the date of execution of this and the Master Agreement, that is, from December 17, 2015 to December 17, 2020.

Should LESSEE remain in possession of THE PLANT AND THE EQUIPMENT subject to lease upon the expiration of the term hereof or after LESSOR has declared the termination hereof in the event of default according to the terms hereof, unless the parties have expressly agreed to extend the term originally agreed, it shall be understood that this Agreement shall continue to be effective under its same provisions so that LESSOR is entitled to demand from LESSEE the payment of the annual rent agreed and, at any time, the return of the leased assets.

Within the day following the receipt by LESSEE of a notice from LESSOR informing on the expiration of the term hereof or declaring the termination hereof, LESSEE shall return THE PLANT AND THE EQUIPMENT leased in the same conditions as received, except for ordinary wear and tear.

section TwelveRENT

The parties agree to fix the annual rent for the lease of THE PLANT AND THE EQUIPMENT subject-matter hereof at the sum of USD 320,000.00. Such amount does not include the appropriate General Sales Tax which levies this transaction. This annual amount shall remain unaltered throughout the duration hereof and, therefore, at the start of each year LESSEE shall pay the rent established to LESSOR.

section ThirteenRENTAL PAYMENT

LESSEE shall pay LESSOR, on an annual basis and one year in advance, the rent agreed hereunder by making a deposit in the bank account instructed by LESSOR, at which point LESSOR shall deliver to LESSEE the relevant invoice evidencing such payment. LESSEE shall comply with the same annual payment system of the annual rent agreed throughout the duration hereof. Payment of the first year’s rent of the lease shall be made during the first thirty (30) days following the execution hereof, after LESSOR has issued the appropriate invoice. It must be pointed out that the invoice shall be paid by LESSEE within fifteen (15) days after being notified at its domicile. Subsequent annual payments shall be deposited in LESSOR’s accounts no later than the last business day of December of the previous year.

section FourteenPAYMENT DEFAULT

Should LESSEE cease to pay the rent agreed within the term established in the foregoing Section and thirty (30) additional days have lapsed, the parties expressly agree that this Agreement shall be terminated, without prejudice to the legal actions which may be adopted by LESSOR to demand the return of THE PLANT AND THE EQUIPMENT and the collection of the rent. The thirty (30)-day term shall start running automatically, that is, as from the day following the deadline for the payment of the rent by LESSEE, without LESSOR being required to send any notice of default. However, LESSOR may terminate the Agreement at its discretion.

section FifteenUSE

THE EQUIPMENT subject-matter of the lease shall be used by LESSEE solely and exclusively for the purposes for which they were built and according to vendor or manufacturer instructions.

The parties expressly agree that LESSEE’s failure to use THE PLANT AND THE EQUIPMENT in a manner other than that indicated in the foregoing paragraph shall result in the termination hereof.

During the first month of this Agreement, LESSOR undertakes to train LESSEE’s personnel on the management, maintenance and safety measures of THE PLANT AND THE EQUIPMENT.

LESSEE agrees to provide to LESSOR’s personnel the necessary facilities to enable LESSOR to regularly check, as many times as it deems necessary, the existence and good condition of THE PLANT AND THE EQUIPMENT subject-matter hereof. To this end, LESSOR shall only be required to send a written notice to LESSEE 3 calendar days in advance informing of its intention to carry out a verification. LESSEE undertakes to sign the records drawn up every time a verification is carried out.

section SixteenSTATE OF PRESERVATION

LESSEE represents that it has received THE PLANT AND THE EQUIPMENT on the date of execution hereof operational and in good state of repair, and undertakes to preserve and return them in the same condition in which it received them, except for the ordinary wear and tear. LESSEE and LESSOR shall sign a Delivery Record upon receiving THE PLANT AND THE EQUIPMENT. However, LESSEE may report to LESSOR within 30 days following the execution hereof on any damage or defect which by its very nature LESSEE was unable to identify at the time of taking possession of THE PLANT AND EQUIPMENT.

section SeventeenPRESERVATION

LESSEE shall bear the expenses resulting from operating THE PLANT AND THE EQUIPMENT and the repairs required.

Similarly, LESSEE shall bear the expenses resulting from the spare parts necessary to carry out the regular EQUIPMENT repairs, as well as the labor required to that end.

section EighteenPERMITS

LESSOR represents that it has obtained all the necessary permits and licenses issued by the appropriate authorities to operate THE PLANT AND THE EQUIPMENT legally and safely, and that it shall deliver a copy thereof to LESSEE. In addition, LESSOR represents that THE PLANT has been granted the relevant municipal operating license and Civil Defense operating and functioning permit, in addition to the BRC, HACCP and DIGESA certifications. Similarly, LESSOR represents that THE PLANT has the relevant water and power services and other utilities and that they have been paid up to the date hereof.

If necessary, LESSEE shall obtain the licenses and permits that may be required to operate THE PLANT AND THE EQUIPMENT, and LESSEE shall be solely liable for their payment. Should LESSEE require the signature of LESSOR for any permit or license, LESSOR shall sign such document in its capacity as owner.

section NineteenOPERATION

LESSOR indicates that it has not received any legal order or that it has not commenced any court or administrative proceeding that may jeopardize the operation of THE PLANT AND THE EQUIPMENT. LESSEE undertakes to immediately inform LESSOR of any misappropriation, disturbance, or similar acts attempted against THE PLANT AND THE EQUIPMENT.

Moreover, LESSEE undertakes to immediately inform LESSOR of any damage affecting THE PLANT AND THE EQUIPMENT, regardless of its origin.

section TwentyLESSOR’S REPRESENTATIONS

LESSOR represents that it is the sole and exclusive owner of THE PLANT AND THE EQUIPMENT subject-matter hereof, and that they are not subject to any attachment, charge, lien or any court or out-of-court measure that limits or impairs their use by LESSEE. However, LESSEE acknowledges that it has been informed that the area where THE PLANT AND THE EQUIPMENT are located is not owned by LESSOR. In any case, LESSOR warrants LESSEE that such circumstance shall not affect the performance hereof.

LESSEE shall take care to indicate at all times that, when operating THE PLANT AND THE EQUIPMENT referred to herein, these are not its property, and shall clarify that they have been received under lease and that, therefore, they may not be subject to any attachment or court or out-of-court measure requested by third parties against LESSEE, it being required to object to any disturbance. If such were the case, LESSEE shall inform LESSOR of these acts immediately and in writing, under liability for failure to do so.

section Twenty-oneTAXES

LESSOR shall be liable for the payment of the real estate tax and LESSEE shall be liable for paying the utilities, municipal police force and municipal taxes, applicable to THE PLANT.

section Twenty-twoASSIGNMENT

LESSEE may not assign its position herein, either fully or partially, without LESSOR’s prior express consent in writing. Failure to comply with the foregoing obligation shall result in the termination hereof, without prejudice to initiating the appropriate legal actions against LESSEE on such grounds.

section Twenty-threeMODIFICATIONS

LESSEE may not modify or improve the leased EQUIPMENT without the prior express written consent of LESSOR. If, in any case, LESSOR accepts this, the cost of such works shall be solely and exclusively assumed by LESSEE and at the end of this Agreement shall remain for the benefit of THE EQUIPMENT, without LESSOR being required to reimburse such modifications or improvements. However, any improvement on THE PLANT must be reviewed and validated by LESSOR and discounted from the annual rent, except in the case of highly expensive modifications in which case the parties shall agree on their amount and the time in which they will be discounted from the annual rent. The discounts shall apply provided that improvements are made to real estate owned by LESSOR.

section Twenty-fourMASTER AGREEMENT

The Parties establish that the clauses applicable to the Master Agreement shall also apply hereto.

Lima, December 17, 2015

/s/ Pedro Javier Morales Garcés	/s/ Yoselyn Malamud Kessler
CAMPOSOL S.A.	SOCIEDAD AGRICOLA VIRU S.A.
Pedro Javier Morales Garcés/fingerprint	Yoselyn Malamud Kessler/fingerprint
General Manager	General Manager

/s/ Martín Quijano Rendón	/s/ Oscar Guido Echegaray Rengifo
CAMPOSOL S.A.	SOCIEDAD AGRICOLA VIRU S.A.
Martín Quijano Rendón/fingerprint	Oscar Guido Echegaray Rengifo/fingerprint
Business Unit Manager	Attorney-in-Fact

ANNEX 2.1

PLANT INFRASTRUCTURE

•	Warehouses capable of housing 90 containers.

•	Dining room with a seating capacity for 200 people all at once.

•	Locker rooms in the production and maintenance areas.

•	Water Treatment Plant (55m3/h).

ANNEX 2.2

LIST OF EQUIPMENT

•	5 LPG furnaces, each with a capacity of 4,300 kg/h

•	3 full processing lines + 1 short line (packing)

•	3 Autoclaves (2 3-basket Autoclaves and 1 6-basket Autoclave)

•	6 Drum tumblers

•	8 Conveyor belts

•	3 A8.5-gallon foot pedal sealers

•	2 semi-automatic Fiesta can sealers

•	1 Tall semi-automatic 15-oz Can seaming machine

•	1 X-Ray machine

ANNEX 3

AGREEMENT FOR THE PURCHASE OF WHITE ASPARAGUS AND PIQUILLO PEPPER

This Agreement for the Purchase of White Asparagus and Piquillo Pepper is made by and between SOCIEDAD AGRÍCOLA VIRÚ S.A., duly identified in the introduction of the Master Agreement (hereinafter, BUYER), as party of the first part; and CAMPOSOL S.A., duly identified in the introduction of the Master Agreement (hereinafter, SELLER), as party of the second part; under the following terms and conditions:

section Twenty-fiveREPRESENTATIONS

SELLER owns or leases farmland where it grows white asparagus and piquillo pepper.

SELLER represents to BUYER that the farmland where it will grow white asparagus and piquillo pepper hereunder has access to a permanent supply of water and that, therefore, it shall not jeopardize the production of white asparagus and piquillo pepper.

SELLER is aware that BUYER has executed agreements with a number of clients for the sale of white asparagus and piquillo pepper and that, in order to comply with the sale of such agricultural products, it shall resort to the production of white asparagus and piquillo pepper of SELLER.

section Twenty-sixSUBJECT-MATTER AND TERM

SELLER undertakes to sell to BUYER and BUYER undertakes to purchase from SELLER white asparagus and piquillo pepper as described herein throughout the following five (5) years, counted as from the execution of the Master Agreement and this Agreement.

SELLER shall give BUYER a preferential treatment with regard to the performance hereof, considering whether or not SELLER has other obligations of its own or with third parties in connection with the supply of white asparagus and piquillo pepper.

section Twenty-sevenWHITE ASPARAGUS

SELLER shall sell to BUYER its ENTIRE production of white asparagus, save what it does not process for fresh consumption, which is approximately 3,700,000 kg per year. SELLER shall allow BUYER to have a production supervisor or auditor for this kind of raw material who shall certify that SELLER is complying with this agreement.

White asparagus shall meet the following characteristics:

•	UC 157, Atlas and Cypress varieties

•	Crop: 20 cm long

•	Tips: 5 to 9 cm long

•	Tolerances: 10% for defects and 5% for trimming.

The estimated asparagus sale volume is as follows:

	Jan.	Feb.	Mar.	Apr.	May.	Jun.	Jul.	Aug.	Sep.	Oct.	Nov.	Dec.	TOTAL TN
Total Harvest Volume		1,671	777	5			1,314	1,931	74				5,772
Total Canned Volume		726	359	4			1,014	1,540	63				3,706

The Parties establish that the white asparagus caliber is estimated as follows:

Classified WA Caliber	%
Less than 8mm	7%
Less than 12mm	15%
Less than 16mm	20%
Greater than 16mm	40%
Tips	6%
Discard	12%

Quality Estimate	%
AW	50%
GTW	40%
Florido	10%

The Parties represent that each year, during the months of February and March, after separating the white asparagus for fresh consumption processing, the quality mix varies approximately as follows: AW: 27%, GTW 43% and Florido 30%.

BUYER shall pay SELLER the sale price of white asparagus on a quality basis, as follows:

		USD/kilo
Classified WA Caliber	%	AW	GTW	FLO
Less than 8mm	7%	$0.60	$0.60	0
Less than 12 mm	15%	$1.20	$1.00	$0.50
Less than 16 mm	20%	$1.80	$1.50	$0.70
Greater than 16 mm	40%	$2.20	$2.00	$0.80
Tips	6%	$0.90	$0.80	$0.50
Discard	12%

Every year, in February and March, BUYER shall pay SELLER a premium of USD 0.10/kg (ten cents per kilo) for all qualities. The price established does not include IGV.

The price established is the minimum insured. Only in the case of price increases shall the Parties review on an annual basis the prices in order to adjust them moving forward to market values. The Parties shall use COMEX reports and information on pricing in USD/kg (United States dollars per kilo) drained, provided by BUYER as a source of information to determine the market price increase.

BUYER shall pay SELLER the invoices five (5) calendar days after being issued by SELLER and received by BUYER.

The sale of white asparagus shall be placed in the field in those months where there are no fresh white asparagus campaigns (on-field caliber and quality sampling).

White asparagus shall be sold at the Chao Plant during fresh white asparagus campaign months.

section Twenty-eightPIQUILLO PEPPER

SELLER undertakes to sell to BUYER approximately five thousand and forty metric tons (5,040 MT) of piquillo pepper a year at USD 0.38/kg (thirty-eight cents per kilo).

In such connection, SELLER undertakes to cause and warrants that it shall not sell piquillo pepper to anyone else, nor shall it execute contracts or agreements of any kind with other companies to that end, and BUYER shall be the sole and exclusive buyer of such piquillo pepper production.

The price established refers to the harvested piquillo pepper placed in SELLER’s field, and does not include IGV.

As an advance on the sale price, BUYER shall pay SELLER two thousand five hundred dollars per hectare (USD 2,500.00/ha) in order to fit out the real properties intended for planting piquillo pepper (approximately 168 ha – one hundred and sixty-eight hectares). This amount will be discounted from the piquillo pepper sale price until the invoices received by BUYER from SELLER are offset.

SELLER shall evidence to BUYER how the advance payment is being used and shall report which fields shall be used to grow piquillo pepper. The piquillo pepper shall be sold on field.

The field quality is shown in the table below (field sampling):

Piquillo Qualities	%
Extra	70%
First	25%
Discard	5%

The extra and first qualities shall have a tolerance of ±10%.

SELLER undertakes to cause piquillo pepper to be grown according to the following schedule, which shall be reviewed by the Parties in detail sixty (60) calendar days prior to sowing:

Month	Week	TN Week	TN Day	Month Total
July	Week 27	254	42.3	1,872
	Week 28	254	42.3
	Week 29	410	68.3
	Week 30	410	68.3
	Week 31	546	109.2
August	Week 32	605	100.8	2,272
	Week 33	648	108.0
	Week 34	649	108.2
	Week 35	371	61.8
September	Week 36	380	76.0	896
	Week 37	203	33.8
	Week 38	203	40.6
	Week 39	112	18.4

Totals		5,040

section Twenty-nineFIELD ENTRY

SELLER shall allow BUYER permanent access to the fields to verify the sowing, harvesting and other agricultural activities of white asparagus and piquillo pepper, without assuming any liability for such verification. SELLER shall provide permanent on- field surveillance to avoid thefts.

section ThirtyNON-HARVESTING

SELLER undertakes to BUYER not to remove or harvest, for its own or third-party benefit, any white asparagus and piquillo pepper before having performed the obligations undertaken with regard to BUYER herein.

section Thirty-oneSANITATION

SELLER shall report its Sanitation Program to BUYER, observing the pesticide dosages authorized by BUYER for use in the cultivation of white asparagus and piquillo pepper.

SELLER undertakes to comply with the use of pesticides (insecticides, fungicides, etc.) allowed by the CEE and the FDA, according to the established dosages and periods. Moreover, it is required to avoid any chemical residue on white asparagus and piquillo pepper which can be detrimental to consumer health. Moreover, whenever necessary, SELLER shall consult BUYER in writing on the pesticides to be used for growing white asparagus and piquillo pepper.

section Thirty-two

SELLER shall hire its personnel as provided for by law and shall pay their salaries and benefits in time to avoid any strikes or protests that may affect the sowing and harvesting of white asparagus and piquillo pepper.

Moreover, SELLER shall have sufficient personnel to properly manage the fields, particularly to sow and harvest the fields, according to the sale obligations assumed herein.

section Thirty-threeMASTER AGREEMENT

The Parties establish that the clauses applicable to the Master Agreement shall also apply hereto.

Lima, December 17, 2015

/s/ Pedro Javier Morales Garcés	/s/ Yoselyn Malamud Kessler SOCIEDAD
CAMPOSOL S.A.	AGRICOLA VIRU S.A.
Pedro Javier Morales Garcés/fingerprint	Yoselyn Malamud Kessler/fingerprint
General Manager	General Manager

/s/ Martín Quijano Rendón	/s/ Oscar Guido Echegaray Rengifo
CAMPOSOL S.A.	SOCIEDAD AGRÍCOLA VIRÚ S.A.
Martín Quijano Rendón/fingerprint	Oscar Guido Echegaray Rengifo/fingerprint
Business Unit Manager	Attorney-in-Fact

ANNEX 4

COMMERCIAL AGENCY AGREEMENT FOR THE SALE OF CAMPOSOL S.A.

FINISHED PRODUCT STOCK

This Commercial Agency Agreement for the sale of Camposol S.A. Finished Product Stock is made by and between SOCIEDAD AGRÍCOLA VIRÚ S.A., duly identified in the introduction of the Master Agreement (hereinafter, VIRÚ), as party of the first part; and CAMPOSOL S.A., duly identified in the introduction of the Master Agreement (hereinafter, CAMPOSOL), as party of the second part; according to the terms and conditions set forth below:

section Thirty-fourSTOCK

CAMPOSOL has the following finished product stock (hereinafter, the Stock) and intends VIRÚ to provide the service of contacting prospective buyers:

Product	Containers
White Asparagus	88.00
Green Asparagus	32.00
Artichoke	15.00
Piquillo Pepper	15.00

Total Containers of Finished Product	150.00

section Thirty-fiveNEGOTIATION

Within the scope of the operations incumbent upon it hereunder, VIRÚ shall always transact business and negotiate in the name of CAMPOSOL. VIRÚ shall conclude the sale of the Stock at the best market price, considering Stock quality and date of expiry. VIRÚ shall send CAMPOSOL a list of the market prices as a reference. It is clearly defined that VIRÚ is authorized to promote and offer the Stock for sale according to its possibilities and at its sole sale discretion.

section Thirty-sixSALE

VIRÚ shall endeavor to sell the entire Stock before June 1, 2016 and shall inform CAMPOSOL in due time of the Stock it believes will not be sold to allow CAMPOSOL to take the appropriate measures regarding said portion of the Stock. This Agreement shall expire on June 1, 2016, but it shall not affect any outstanding fee payable by CAMPOSOL to VIRÚ.

section Thirty-sevenPAYMENT

Stock sales may be negotiated with payments of up to seventy (70) days. However, VIRÚ shall require CAMPOSOL’s written approval to agree on longer terms.

section Thirty-eightSALE

After VIRÚ has made the sale arrangements, CAMPOSOL shall ultimately be responsible for issuing the appropriate sale invoice and shall receive the proceeds of such sale.

section Thirty-nineCOMMISSION

As consideration for the assignment received, VIRÚ shall receive a 3% commission on the Stock sale price plus IGV. VIRÚ shall inform CAMPOSOL of every sale concluded, and when payment is received from client, VIRÚ shall issue and send to CAMPOSOL the appropriate invoice for the payment of the above-mentioned commission, which shall be paid by CAMPOSOL within a twenty-one (21)-day term counted as from the receipt of the invoice.

VIRÚ neither undertakes nor guarantees in any manner whatsoever to make any payment in the event that any contacted company fails to honor payments to CAMPOSOL for the sale of the Stock until the end of a maximum thirty (30)-day term counted as from the day following the expiration of the term for the payment of the relevant invoices. Once the above-mentioned thirty (30)-day term is over, VIRÚ shall have a maximum term of twenty-one (21) days to settle fifty percent (50%) of the amount corresponding to the matured debts of such companies VIRÚ had referred to CAMPOSOL to conclude the sales related hereto. Moreover, once VIRÚ has made the payment, CAMPOSOL shall authorize VIRÚ to initiate on its own behalf and at its own expense the appropriate collection actions. Once VIRÚ secures the collection of the above-mentioned debt, the Parties shall distribute the recovered amount in equal portions, that is, fifty percent (50%) each. Any delay by CAMPOSOL in paying the commissions to VIRÚ shall accrue interest at the lending rate in foreign currency (TAMEX) published by the Superintendence of Banking and Insurance. It shall not be required to declare CAMPOSOL in arrears in order to collect such interest.

The above-mentioned procedure shall apply when the company contacted by VIRÚ is a former client thereof or has engaged in other transactions with VIRÚ in the past. In the event the company has been contacted by VIRÚ on CAMPOSOL’s instructions, or is simply a new client without any record in either party, VIRÚ shall not assume any risk in the collection, and such risk shall be fully assumed by CAMPOSOL.

section FortyMASTER AGREEMENT

The Parties establish that the clauses applicable to the Master Agreement shall also apply hereto.

Lima, December 17, 2015

/s/ Pedro Javier Morales Garcés	/s/ Yoselyn Malamud Kessler
CAMPOSOL S.A.	SOCIEDAD AGRÍCOLA VIRÚ S.A.
Pedro Javier Morales Garcés/fingerprint	Yoselyn Malamud Kessler/fingerprint
General Manager	General Manager

/s/ Martín Quijano Rendón	/s/ Oscar Guido Echegaray Rengifo
CAMPOSOL S.A.	SOCIEDAD AGRÍCOLA VIRÚ S.A.
Martín Quijano Rendón	Oscar Guido Echegaray Rengifo/fingerprint
Business Unit Manager	Attorney-in-Fact

ANNEX 5

AGREEMENT FOR THE PURCHASE OF SUPPLIES (JARS, CANS, LIDS) USED

FOR THE PRODUCTION OF CANNED FOODS

This Agreement for the Purchase of Supplies Used for the Production of Canned Foods is made by and between CAMPOSOL S.A., duly identified in the introduction of the Master Agreement (hereinafter, SELLER), as party of the first part; and SOCIEDAD AGRÍCOLA VIRÚ S.A., duly identified in the introduction of the Master Agreement (hereinafter, BUYER), as party of the second part; under the following terms and conditions:

section Forty-oneOWNERSHIP DECLARATION

SELLER is the owner of the supplies used for the production of canned foods (jars, cans, lids, etc.), a list of which has been received by BUYER. BUYER shall inform SELLER of the list of supplies it is interested in buying (hereinafter, the Supplies).

section Forty-twoSALE

SELLER hereby irrevocably sells all the Supplies to BUYER.

section Forty-threePRICE

The price mutually agreed by the Parties in exchange for the Supplies is the fair market value at which BUYER acquires such supplies in the market, for which purpose BUYER shall show SELLER the invoices or quotes of such Supplies submitted by its vendors. From January 1, 2016 to April 29, 2016, BUYER shall pay SELLER for the Supplies fifteen (15) days after having used or consumed them. Every thirty (30) days BUYER shall provide a list of the Supplies that have been consumed. However, BUYER shall use all the Supplies that have been selected from the list no later than April 30, 2016. Upon expiry of this term, SELLER shall bill, also at a fair value, all of the Supplies selected by BUYER which have not been used, and they shall be paid within a term of one hundred and eighty (180) calendar days counted from the date of receipt of the appropriate invoice issued by SELLER.

section Forty-fourSTATE OF THE SUPPLIES

SELLER represents that the Supplies are currently in a good state of preservation and that they are new.

section Forty-fiveREPRESENTATION

SELLER represents that the Supplies subject-matter of this sale are not subject to any lien, court or out-of-court measure, attachment, pledge, or limitation of any kind whatsoever that restricts their ownership and free disposal. In any case, SELLER undertakes to grant warranty of title.

section Forty-sixEQUIVALENCE

The Parties expressly represent that there is perfect equivalence between the Supplies subject-matter of this sale and the price agreed and that, should there be any difference either above or below, which they do not perceive at this point, they henceforth make mutual gift and reciprocal donation, expressly waiving any action or motion aimed at invalidating the effects hereof.

section Forty-sevenMASTER AGREEMENT

The Parties establish that the clauses applicable to the Master Agreement shall also apply hereto.

Lima, December 17, 2015

/s/ Pedro Javier Morales Garcés	/s/ Yoselyn Malamud Kessler SOCIEDAD
CAMPOSOL S.A.	AGRICOLA VIRU S.A.
Pedro Javier Morales Garcés/fingerprint	Yoselyn Malamud Kessler/fingerprint
General Manager	General Manager

/s/ Martín Quijano Rendón	/s/ Oscar Guido Echegaray Rengifo
CAMPOSOL S.A.	SOCIEDAD AGRICOLA VIRU S.A.
Martín Quijano Rendón/fingerprint	Oscar Guido Echegaray Rengifo/fingerprint
Business Unit Manager	Attorney-in-Fact

ANNEX 6

COMMERCIAL AGENCY AGREEMENT FOR THE SALE OF CANNED FOODS TO CAMPOSOL S.A. EXCLUSIVE CLIENTS

This Commercial Agency Agreement for the Sale of Canned Foods to Camposol S.A. Exclusive Clients is made by and between SOCIEDAD AGRÍCOLA VIRÚ S.A., duly identified in the introduction of the Master Agreement (hereinafter, Virú), as party of the first part; and CAMPOSOL S.A., duly identified in the introduction of the Master Agreement (hereinafter, Camposol), as party of the second part; according to the terms and conditions set forth in the following clauses:

SECTION ONE: EXCLUSIVE CLIENTS

Camposol has the following list of exclusive clients to whom it wishes Virú would sell canned foods:

Pepper	2013	2014	2015	Overall Total
Dotta Foods	$660,260	$652,120	$439,824	$1,752,204
Exclusive Food Houses	$21,250	$23,904	$25,510	$70,664
First S/A		$14,861		$14,861
Flora Fine Foods	$24,000			$24,000
Frescomar S.A.	$42,544		$38,556	$81,100
Goya Foods Of Florida	$29,030	$14,904	$23,026	$66,960
Juan Jose Jimenez S.L.		$137,357	$115,344	$252,701
Komport Comercial Importadora Sa		$30,783		$30,783
Latin Deli		$26,635	$21,041	$47,675
Loblaw Inc		$146,925	$196,114	$343,039
Milky Way International		$85,560	$17,112	$102,672
Ser Rochefontaine		$9,664		$9,664
Tutto Food Importadora Ltda.		$7,642	$1,575	$9,217
Wiik Co. A.S.	$27,144		$68,129	$95,273

Asparagus	2013	2014	2015	Overall Total
Brascopa Comercial Logistica Ltda.		$14,515		$14,515
Cesarfer Sa De Cv	$65,397	$31,476	$57,630	$154,503
Charlier # Brabo Group Nv		$1,157,830		$1,157,830
Comercial Imp Exp Cantareira Ltda.	$32,692			$32,692
Companhia Zaffari Comercio E Industria	$203,948	$84,465	$34,007	$322,421
D&D Italia Spa	$60,813	$67,280		$128,093
Diza Comercial E Importadora Ltda.		$33,746		$33,746
First S/A		$8,678		$8,678
Franz Colruyt Sa	$598,463	$1,526,532	$641,581	$2,766,576
Goya Foods Of Florida	$163,069	$116,031	$22,063	$301,163
Haddon House Food Products	$36,828	$24,393	$23,660	$84,881
Import Promotion & Sales Ltd	$273,105	$161,029	$173,301	$607,435
Latin Deli		$4,174	$9,408	$13,582
Metzger Specialty Brands, Inc.		$50,041	$52,500	$102,541
Norlake International Co., Ltd.	$105,611	$252,397	$396,945	$754,953
Pomona Episaveurs	$1,381,943	$1,228,349	$238,151	$2,848,443
Porto A Porto Comercio, Importação E		$77,632	$40,824	$118,456
Sia Euroleap	$35,322			$35,322
Th Olesen Import A/S	$252,661	$415,100	$168,847	$836,607
Tutto Food Importadora Ltda		$30,013	$7,230	$37,243
Wiik Co. A.S.	$282,860	$290,630		$573,490

Artichoke	2013	2014	2015	Overall Total
Atlantic Beverage Company, Inc	$234,600	$439,070	$122,813	$796,483
Brascopa Comercial Logistica Ltda.		$16,200		$16,200
Comercial Tkas De Ghosh Limitada		$30,988	$10,150	$41,138
Diza Comercial E Importadora Ltda		$10,006		$10,006
Haddon House Food Products	$222,947	$140,764	$180,655	$544,366
Komport Comercial Importadora Sa		$193,369		$193,369
L.F.I., Incorporated		$435,150		$435,150
Linbro			$148,500	$148,500
Mariza Ind E Com. Da Amazônia Ltda.	$18,624			$18,624
Purcell International		$396,177	$239,278	$635,455
Ser Rochefontaine		$107,093	$71,809	$178,902
Tutto Food Importadora Ltda.		$28,778	$19,815	$48,592

SECTION TWO: SALE

Virú shall analyze the list of exclusive clients and shall determine whether or not it is possible to sell them canned foods.

Virú shall determine, at its sole discretion, the possibility of selling canned foods to Camposol’s exclusive clients. If the sale to exclusive clients is concluded, Virú will be the only one determining the amounts, quantities and conditions of the sales made to the exclusive clients.

SECTION THREE: TERM

The term hereof is five (5) years counted as from the date of execution of the Master Agreement and this Agreement.

SECTION FOUR: COMMISSION

As consideration for the data and contact information of the exclusive clients received, Camposol shall receive from Virú a 3% commission plus IGV. The commission is calculated on the amount billed for the sale of canned foods to Camposol’s exclusive clients. Virú shall inform Camposol of every sale concluded and when payment is received for such sale. Camposol shall issue the appropriate invoice for the payment of the commission, which shall be paid by Virú within a five (5)-day term counted as from the receipt of the invoice. Any delay by Virú in paying the commissions shall accrue interest at the lending rate in foreign currency (TAMEX) published by the Superintendence of Banking and Insurance. It shall not be required to declare Virú in arrears in order to collect such interest.

SECTION FIVE: MASTER AGREEMENT

The Parties establish that the clauses applicable to the Master Agreement shall also apply hereto.

Lima, December 17, 2015

/s/ Pedro Javier Morales Garcés CAMPOSOL S.A. Pedro Javier Morales Garcés/fingerprint General Manager	/s/ Yoselyn Malamud Kessler SOCIEDAD AGRICOLA VIRU S.A. Yoselyn Malamud Kessler/fingerprint General Manager

/s/ Martín Quijano Rendón CAMPOSOL S.A. Martín Quijano Rendón/fingerprint Business Unit Manager	/s/ Oscar Guido Echegaray Rengifo SOCIEDAD AGRÍCOLA VIRÚ S.A. Oscar Guido Echegaray Rengifo/fingerprint Attorney-in-Fact

ANNEX 7

CAMPOSOL S.A. STRATEGIC CLIENT SUPPLY AGREEMENT

This Strategic Client Supply Agreement is made by and between SOCIEDAD AGRÍCOLA VIRÚ S.A., duly identified in the introduction of the Master Agreement (hereinafter, Virú), as party of the first part; and CAMPOSOL S.A., duly identified in the introduction of the Master Agreement (hereinafter, Camposol), as party of the second part; according to the terms and conditions set forth in the following clauses:

SECTION ONE: STRATEGIC CLIENTS

Camposol has executed sale agreements with various clients, including some Camposol considers to be strategic. Camposol shall prepare a short list of such strategic clients and deliver it to Virú, enclosing a copy of the relevant agreements executed with each client.

SECTION TWO: ANALYSIS OF STRATEGIC CLIENTS

Upon receiving the short list of strategic clients prepared by Camposol, Virú shall proceed to analyze such list, their contracts, as well as the amounts to be supplied, volumes, prices, quality, and other terms considered by Virú. Following this, at its own discretion, Virú shall determine to which of them it shall supply asparagus according to their possibilities.

SECTION THREE: SALE OF PRODUCTS

In the event that Virú deems that the sale price established in the contracts is below fair prices, Virú, according to their possibilities, shall sell Camposol the finished product at cost, plus an established margin, so that they may finalize the supply of such contracts. Camposol shall be entitled to request the application of lower prices should Camposol submit to Virú pro formas or invoices from other companies that offer the same products, in order to apply prices commensurate with the market value. Should Virú fail to accept the application of such lower prices, Camposol shall be entitled to buy from companies offering the same products at lower prices, only in the case of such lower-value invoices.

SECTION FOUR: MASTER AGREEMENT

The Parties establish that the clauses applicable to the Master Agreement shall also apply hereto.

Lima, December 17, 2015

/s/ Pedro Javier Morales Garcés CAMPOSOL S.A. Pedro Javier Morales Garcés/fingerprint General Manager	/s/ Yoselyn Malamud Kessler SOCIEDAD AGRICOLA VIRU S.A. Yoselyn Malamud Kessler/fingerprint General Manager

/s/ Martín Quijano Rendón CAMPOSOL S.A. Martín Quijano Rendón/fingerprint Business Unit Manager	/s/ Oscar Guido Echegaray Rengifo SOCIEDAD AGRICOLA VIRU S.A. Oscar Guido Echegaray Rengifo/fingerprint Attorney-in-Fact

ANNEX 8

CONTRACT MANUFACTURING (MAQUILA) SERVICES AGREEMENT FOR THE PROCESSING OF 100% OF VIRU´S AVOCADO PRODUCTION

This Contract Manufacturing (Maquila) Services Agreement for the Processing of 100% of Camposol S.A.’s Avocado Production is made by and between Camposol S.A., duly identified in the introduction of the Master Agreement (hereinafter, CAMPOSOL), as party of the first part; and Sociedad Agrícola Virú S.A., duly identified in the introduction of the Master Agreement (hereinafter, VIRU), as party of the second part; under the following terms and conditions:

SECTION ONE: RECITALS

1.1.	VIRU has avocado production, but does not have its own plant in which to process fresh avocado for export purposes.

1.2.	VIRU requires to hire a legal entity that has its own processing plant to provide it with maquila services to process fresh avocado for export purposes.

1.3.

CAMPOSOL owns an avocado Processing Plant located at the North Pan-American Highway km 497, in the district of Chao, province of Virú, department of La Libertad (hereinafter, THE PLANT), where it provides fresh avocado industrial processing services, along with the equipment required to process the product for export.

SECTION TWO: SUBJECT-MATTER

2.1.	VIRU hereby hires CAMPOSOL’s maquila services for all its fresh avocado production.

CAMPOSOL shall provide such fresh avocado maquila services at its Plant according to the technical and operating specifications set forth in Annex I hereto.

2.2.

For the purposes of providing the service subject-matter hereof, CAMPOSOL has its own PLANT, equipment, labor, financial and technical resources, and materials inherent in the fresh avocado processing service.

SECTION THREE: SERVICE CHARACTERISTICS

3.1.	The Parties agree that, in order to comply herewith, the following requirements must be met:

3.1.1.

CAMPOSOL maintains the avocado-processing PLANT facilities in optimal operating conditions, and has all the permits and authorizations required to operate in compliance with the health standards established by the law.

3.1.2.

CAMPOSOL cleans and operates the PLANT facilities, machinery and equipment where processing takes place, to guarantee the provision of the service pursuant to the best health and hygiene practices and, thus, obtain a high-quality and fit-for-human-consumption product.

3.1.3.

As part of the maquila service, CAMPOSOL shall provide the machinery, equipment and labor required to fulfill the process, and VIRU shall provide the raw material (fresh avocado), as well as the packaging boxes. CAMPOSOL shall provide the pallets, girders, corner boards and tracking labels.

CAMPOSOL shall not be held liable for the quality of the avocado or of the goods received from VIRU for which it shall provide the service subject-matter hereof.

It is hereby established that all discarded avocados are and shall be owned by VIRU. In such regard, CAMPOSOL shall inform VIRU of such discarded product so that VIRU may do with it what it sees fit according to their interests.

3.1.4.	CAMPOSOL undertakes to store the already-processed avocado at suitable PLANT warehouses or settings which do not contaminate or affect the condition and quality of the processed avocado.

3.1.5.

VIRU reserves the right to inspect the conditions of the maquila process implementation at any time, for the sole purpose of guaranteeing a suitable service provision. To that end, and for safety reasons, VIRU undertakes to provide CAMPOSOL, prior to each inspection, with the details of the VIRU‘s representative who shall conduct the relevant inspection. CAMPOSOL shall provide VIRU’s personnel with Wi-Fi access when present at THE PLANT.

3.1.6.

VIRU shall install at THE PLANT 2 computers and 2 printers and their appropriate information system, which shall be connected with VIRU’s clients, create production orders and generate a traceability system. CAMPOSOL shall provide the power and independent network connection point necessary for their operation.

3.1.7.	CAMPOSOL undertakes to replace the fresh avocado, boxes and equipment provided by VIRU which may have deteriorated and/or become damaged due to CAMPOSOL’s fault, inside CAMPOSOL’s facilities.

3.1.8.	The Parties agree to place on record that VIRU shall assume the expenses related to the transportation of the avocado and the final product to and from CAMPOSOL’s processing PLANT.

3.1.9.	Every Friday, CAMPOSOL shall provide VIRU with an inventory of the stock of boxes in its possession so that VIRU knows when to deliver boxes to CAMPOSOL.

3.1.10.

CAMPOSOL shall allow VIRU to second personnel to THE PLANT to carry out quality assurance, computer system operations, operations and dispatch, and planning and export arrangements. The personnel shall have access to THE PLANT from the moment they receive the fresh avocado until its final processing (including cold chambers). CAMPOSOL shall provide VIRU’s personnel with a safe space to leave their equipment and belongings.

3.1.11.	CAMPOSOL shall provide support to VIRU in the sale of 13 containers of alveoli packaging.

3.1.12.	VIRU’s and CAMPOSOL’s management shall agree in writing on matters that may arise throughout this Agreement to ensure their proper implementation.

SECTION FOUR: CONSIDERATION AND METHOD OF PAYMENT

4.1.	VIRU undertakes to pay CAMPOSOL the following as consideration for the maquila service subject-matter hereof:

•	2016 Rate: USD 0.12/kg. FP (finished product).

•	2017 Rate: USD 0.12/kg. FP (finished product).

•	2018 Rate: USD 0.12/kg. FP (finished product).

These rates shall be readjusted on an annual basis according to the United States inflation rate. This consideration covers all the costs resulting from the maquila and storage services, and, therefore, VIRU is not required to pay CAMPOSOL any additional amount for any respect.

4.2.	VIRU undertakes to pay CAMPOSOL the consideration following a ten (10)-calendar-day term calculated as from the date of issue of the monthly invoices for the fresh avocado maquila services.

SECTION FIVE: TERM

This fresh avocado maquila services agreement shall be valid for three (3) years counted as from the date of execution of the Master Agreement and this Agreement.

This is a fixed-term and continuous performance agreement.

SECTION SIX: CAPACITY

CAMPOSOL hereby guarantees VIRU its plant’s productive capacity and, therefore, guarantees that it shall comply with the services hired in order to carry out the maquila subject-matter hereof. In the event of an excessive number of own or third-party processing orders being filed, CAMPOSOL shall try to prioritize VIRU’s orders.

SECTION SEVEN: CIVIL NATURE

The Parties place on record that there is no employment or dependency relationship between them for this agreement is civil in nature.

SECTION EIGHT: MASTER AGREEMENT

The Parties establish that the clauses applicable to the Master Agreement shall also apply hereto.

Lima, December 17, 2015

/s/ Pedro Javier Morales Garcés

CAMPOSOL S.A.

Pedro Javier Morales Garcés/fingerprint

General Manager

/s/ Martín Quijano Rendón

CAMPOSOL S.A.

Martín Quijano Rendón/fingerprint

Business Unit Manager

/s/ Yoselyn Malamud Kessler

SOCIEDAD AGRICOLA VIRU S.A.

Yoselyn Malamud Kessler/fingerprint

General Manager

/s/ Oscar Guido Echegaray Rengifo

SOCIEDAD AGRICOLA VIRU S.A.

Oscar Guido Echegaray Rengifo/fingerprint

Attorney-in-Fact

ANNEX 8.1

TECHNICAL AND OPERATING SPECIFICATIONS

•	VIRU shall provide CAMPOSOL with a packing description prior to each production through a weekly schedule.

•

Products exported to Europe shall be packaged in cardboard boxes of 4kg and 10kg while products exported to the United States shall be packaged in boxes of 25lb with alveoli, and cardboard and plastic boxes of 37lb. Bulk production shall be exported in 25-lb boxes. Any change of boxes shall be handled on a weekly basis. All boxes must bear a tracking label and its design shall be coordinated with VIRU.

•

Fresh avocado shall be handled pursuant to the protocol established in detail by THE PARTIES. Initially, however, the protocol shall establish that the avocado must rest for 24 hours after harvest and that Hass avocado must be washed with cold water. The cold treatment shall be conducted according to VIRU’s MS VS temperature instructions, and shall last 8 hours.

•	All dispatches shall have a counter-sample in the chambers identified and accessible to VIRU for the relevant follow-up.

•	CAMPOSOL shall deliver to VIRU:

•	A daily production report that shall also contain the total kilograms delivered, kilograms packed, and industrial fruit.

•	A copy of the weight control and of the cooling log of each batch with the appropriate graphic.

•	The packing list prior to every dispatch, and a photographic record.

•	The daily control of the dry matter for each batch delivered; if possible, this should be made at THE PLANT.

•	The report for each batch regarding the caliber and discard percentages and corresponding default distribution.

ANNEX 9

COMMERCIAL AGREEMENT BETWEEN CAMPOSOL S.A. AND SOCIEDAD AGRICOLA VIRU S.A.

CAMPOSOL S.A. (Camposol) and SAVSAC (Viru) hereby place on record the execution of the final terms of their commercial agreement:

1.	Camposol shall sell to Viru its assets for the processing of canned asparagus and artichoke.

2.	Camposol shall sell to Viru all the spare parts of the machinery for the processing of canned asparagus and artichoke.

3.	Camposol shall lease to Viru its Piura (Nor Agro) plant and all the equipment for the processing of piquillo pepper.

4.	Camposol shall sell to Viru raw materials for five (5) years, counted as from the execution of the final agreement:

4.1.	White Asparagus

4.2.	Piquillo Pepper

5.	Viru shall sell Camposol’s finished product stock with a three percent (3%) commission in favor of VIRU.

6.	Camposol shall sell to Viru its supplies (jars, cans, lids, etc.) used for the production of canned foods.

7.	Viru shall sell the canned foods described in point 7 hereof to Camposol’s “exclusive” clients, in exchange for a three percent (3%) sales commission during a period of five (5) years.

8.	Viru shall supply Camposol’s strategic clients until the agreements executed between Camposol and its strategic clients expire.

9.

Camposol is the lessee or sublessee of real properties located in Santa and Huaura. Viru assumes the payment of the rent of such real properties as from the year 2016, according to the quality of the land.

10.	Viru shall take the necessary steps, in the best possible way, to achieve the recovery of the debt of third-party farmers in favor of Camposol.

11.

Camposol shall provide Viru with contract manufacturing (maquila) services for the processing of one hundred percent (100%) of its fresh avocado production for three (3) years, counted as from the execution of the final agreement.

In addition:

12.	Camposol undertakes not to enter the canned asparagus, pepper, quinoa, palm heart and artichoke business for five (5) years.

13.

Viru has leased one hundred hectares (100 ha) to AGROBERRIES PERU S.A.C. and undertakes not to execute any other agreement of any kind either with AGROBERRIES PERU S.A.C or any other individual to grow blueberries.

14.	Viru undertakes not to establish commercial alliances with companies other than AGROBERRIES PERU S.A.C., with which it already has a commercial relationship.

15.

Viru undertakes not to enter the blueberry business for two (2) years, counted as from the execution of this agreement. At the end of the above-mentioned term and until the fifth year counted as from the execution of the final agreement, Viru may only sow up to two hundred hectares (200 ha) of blueberries, including the one hundred hectares (100 ha) of AGROBERRIES PERU S.A.C.

This agreement is valid for 5 (five) years; upon the expiration of such term, Camposol and Viru may renegotiate it if deemed convenient.

The general terms of points one to eleven are as follows:

1.	Sale of Assets for the Processing of Canned Asparagus and Artichoke

1.1.

Camposol shall sell to Viru 100% of its equipment for the processing of canned artichoke and asparagus, according to the list previously delivered by Camposol to Viru (including all autoclaves), except for one (1) line and one (1) autoclave, and one (1) boiler. The asparagus sorting machines are not included.

1.2.	The sale price for all the assets described in the foregoing point is two million one hundred and fifty United States dollars (USD 2,150,000.00) plus IGV.

1.3.	Viru shall pay the price according to the following schedule:

a)	50%, one million and seventy-five thousand United States dollars (USD 1,075,000.00) plus IGV, no later than three (3) months as from the execution of the final agreement.

b)	50%, one million and seventy-five thousand United States dollars (USD 1,075,000.00) plus IGV, no later than twelve (12) months as from the execution of the final agreement.

1.4.	Camposol shall be responsible for dismantling the assets set forth in point 1.1.

1.5.	Viru shall be responsible for transporting the assets mentioned in point 1.1.

1.6.

Camposol shall lease the asparagus sorting machines to Viru for a three-month term counted as from the execution of the final agreement, in order to enable Viru to assess their usefulness and operation.

2.	Sale of Spare Parts of Machinery for the Processing of Canned Asparagus and Artichoke

2.1.	Viru shall verify the list and state of repair of the spare parts of Camposol’s machinery for the processing of canned asparagus and artichoke, hereinafter, the “spare parts.”

2.2.

Camposol shall sell to Viru the spare parts approved by Viru at fair market value. In order to determine the fair market value, Viru shall submit Camposol’s invoices showing the price of the spare parts.

2.3.	Viru shall pay Camposol the price of the spare parts fifteen (15) days after being used.

2.4.

Viru shall consume all of the spare parts approved by Viru no later than April 30, 2016. Upon the expiration of such term, Camposol shall bill one hundred percent (100%) of the spare parts with a payment term of one hundred and eighty (180) calendar days as from sending the invoice.

3.	Lease of the Plant and Equipment for the Processing of Piquillo Pepper in Piura (Nor Agro)

3.1.	Camposol shall lease to Viru its piquillo pepper processing plant located in Piura, hereinafter the “Plant”, for a term of five (5) years, calculated as from the execution of the final agreement.

3.2.	The lease of the Plant includes all the equipment and infrastructure it contains:

a)	Equipment:

•	5 LPG furnaces, each with a capacity of 4,300 kg/h

•	3 full processing lines + 1 short line (packing)

•	3 Autoclaves (2 3-basket Autoclaves and 1 6-basket Autoclave)

•	6 Drum tumblers

•	8 Conveyor belts

•	3 A8.5-gallon foot pedal sealers

•	2 semi-automatic Fiesta can sealers

•	1 Tall semi-automatic 15-oz can seaming machine

•	1 X-Ray machine

b)	Infrastructure:

•	Warehouses capable of housing 90 containers.

•	Dining room with a seating capacity for 200 people all at once.

•	Locker rooms in the production and maintenance areas.

•	Water Treatment Plant (55m3/h)

3.3.	The rent for the lease of the Plant is three hundred and twenty thousand Untied States dollars (USD 320,000.00) plus IGV. Viru shall pay the rent annually and in advance.

3.4.	Camposol represents that the Plant has been granted the BRC, HACCP and DIGESA certifications.

3.5.	Camposol undertakes to maintain in force the Plant’s operating license.

3.6.

Improvements Viru makes to the Plant shall be reviewed and validated by Camposol. Improvements approved by Camposol shall be discounted from the amount of the rent. The amount and time to be discounted shall be determined based on the value of the improvement, provided that the improvement occurs on Camposol’s land.

3.7.	Viru shall assume all repair expenses and the natural wear-tear of the Plant.

4.	Sale of Raw Material

White Asparagus

4.1.	Camposol shall sell to Viru approximately three million seven hundred thousand kilos per year (3,700,000 kg/year) of white asparagus.

4.2.	White asparagus shall meet the following characteristics:

•	UC 157, Atlas and Cypress varieties

•	Crop: 20 cm long

•	Tips: 5 to 9 cm long

•	Tolerances: 10% for defects and 5% for trimming.

4.3.	The estimated white asparagus sale volume is as follows:

	Jan.	Feb.	Mar.	Apr.	May.	Jun.	Jul.	Aug.	Sep.	Oct.	Nov.	Dec.	TOTAL TN
Total Harvest Volume		1,671	777	5			1,314	1,931	74				5,772
Total Canned Volume		726	359	4			1,014	1,540	63				3,706

4.4.	The white asparagus caliber is estimated as follows:

Classified WA Caliber	%
Less than 8mm	7%
Less than 12mm	15%
Less than 16mm	20%
Greater than 16mm	40%
Tips	6%
Discard	12%

Quality Estimate	%
AW	50%
GTW	40%
Florido	10%

4.5.

It must be taken into consideration that, during the months of February and March, after separating the white asparagus for fresh consumption processing, the quality mix varies approximately as follows: AW: 27%, GTW 43% and Florido 30%.

4.6.	Viru shall pay Camposol the sale price of white asparagus on a quality basis, as follows:

		USD/kilo
Classified WA Caliber	%	AW	GTW	FLO
Less than 8mm	7%	$0.60	$0.60	0
Less than 12 mm	15%	$1.20	$1.00	$0.50
Less than 16 mm	20%	$1.80	$1.50	$0.70
Greater than 16 mm	40%	$2.20	$2.00	$0.80
Tips	6%	$0.90	$0.80	$0.50
Discard	12%

4.7.	Every year, in February and March, Viru shall pay Camposol a premium of ten cents per kilo (USD 0.10/kg) for all qualities.

4.8.

The price established is the minimum insured. Only in the case of price increases shall the Parties review on an annual basis the prices in order to adjust them to market values. The Parties shall use COMEX reports and information on pricing in United States dollars per kilo (USD/kg) drained, provided by Viru as a source of information to determine the market price increase.

4.9.	Viru shall pay the invoices five (5) calendar days after being issued by Camposol.

4.10.	The term of the White Asparagus Sale Agreement shall be five (5) years counted as from the execution of the final agreement.

4.11.	The sale of white asparagus shall be placed in the field in those months where there are no fresh white asparagus campaigns (on-field caliber and quality sampling).

4.12.	White asparagus shall be sold at the Chao Plant during fresh white asparagus campaign months.

Piquillo Pepper

4.13.	Camposol shall produce approximately five thousand and forty metric tons (5,040 MT) of piquillo pepper for Viru at a price of thirty-eight cents per kilo (USD 0.38/kg).

4.14.	The price established refers to the harvested piquillo pepper placed in Camposol’s field, and does not include IGV.

4.15.

As an advance on the sale price, Viru shall pay Camposol two thousand five hundred dollars per hectare (USD 2,500.00/ha) in order to fit out the real properties intended for planting piquillo pepper (approximately 168 ha – one hundred and sixty-eight hectares). This amount will be discounted from the piquillo pepper sale price.

4.16.	The field quality is shown in the table below (field sampling):

4.17.	The extra and first qualities shall have a tolerance of ±10%.

Piquillo Qualities	%
Extra	70%
First	25%
Discard	5%

4.18.	The piquillo pepper to be grown according to the following schedule, which shall be reviewed in detail sixty (60) calendar days prior to sowing:

Month	Week	TN Week	TN Day	Month Total
July	Week 27	254	42.3	1,872
	Week 28	254	42.3
	Week 29	410	68.3
	Week 30	410	68.3
	Week 31	546	109.2
August	Week 32	605	100.8	2,272
	Week 33	648	108.0
	Week 34	649	108.2
	Week 35	371	61.8
September	Week 36	380	76.0	896
	Week 37	203	33.8
	Week 38	203	40.6
	Week 39	112	18.4

Totals		5,040

5.	Sale of Camposol’s Finished Product Stock

5.1.	Camposol previously delivered to Viru a list of finished product stock:

Product	Containers
White Asparagus	65.50
Green Asparagus	38.50
Artichoke	15.00
Piquillo Pepper	20.20

Total Containers of Finished Product	139.20

5.2.	Viru shall sell Camposol’s stock at the best fair market price according to the stock’s quality and date of expiry.

5.3.	Camposol shall pay Viru a 3% commission on the sale price of its stock.

5.4.

Viru shall endeavor to sell one hundred percent (100%) of the stock prior to June 1, 2016 and shall inform Camposol in advance on the stock it considers may not be sold in order to enable Camposol to take the suitable measures.

5.5.	Viru shall send Camposol a list of the market prices for the most relevant references.

5.6.	Payment to Camposol shall be made when the final client makes the payment. If the payment term exceeds 70 days, Camposol shall approve the term.

6.	Sale of Supplies Used for the Production of Canned Foods

6.1.	Camposol previously delivered to Viru a list of the supplies used for the production of canned foods in stock (jars, cans, lids, etc.).

6.2.	Viru shall deliver to Camposol a list of all the supplies it shall buy according to the validation thereof.

6.3.

Camposol shall sell to Viru all the supplies it consumes at fair market value, according to the condition of the supply and its date of expiry. In order to calculate the fair market value, Viru shall deliver to Camposol invoices validating the fair market price.

6.4.

The consumption of supplies from January 1, 2016 to April 29, 2016 shall be billed by Camposol as of the date of consumption. Viru shall pay the invoices no later than fifteen (15) days as from the issuance of the invoices.

6.5.

As of April 30, 2016, Camposol shall bill the balance of all the supplies not consumed by Viru and which are included in the consumption list. Viru shall pay this difference no later than one hundred and eighty (180) days as from the date of billing and the value shall be the fair market value.

7.	Commission for Sales to Camposol’s “Exclusive” Clients

7.1.	Camposol has “exclusive” clients:

Pepper	2013	2014	2015	Overall Total
Dotta Foods	$660,260	$652,120	$439,824	$1,752,204
Exclusive Food Houses	$21,250	$23,904	$25,510	$70,664
First S/A		$14,861		$14,861
Flora Fine Foods	$24,000			$24,000
Frescomar S.A.	$42,544		$38,556	$81,100
Goya Foods Of Florida	$29,030	$14,904	$23,026	$66,960
Juan Jose Jimenez S.L.		$137,357	$115,344	$252,701
Komport Comercial Importadora Sa		$30,783		$30,783
Latin Deli		$26,635	$21,041	$47,675
Loblaw Inc		$146,925	$196,114	$343,039
Milky Way International		$85,560	$17,112	$102,672
Ser Rochefontaine		$9,664		$9,664
Tutto Food Importadora Ltda.		$7,642	$1,575	$9,217
Wiik Co. A.S.	$27,144		$68,129	$95,273

Asparagus	2013	2014	2015	Overall Total
Brascopa Comercial Logistica Ltda.		$14,515		$14,515
Cesarfer Sa De Cv	$65,397	$31,476	$57,630	$154,503
Charlier # Brabo Group Nv		$1,157,830		$1,157,830
Comercial Imp Exp Cantareira Ltda.	$32,692			$32,692
Companhia Zaffari Comercio E Industria	$203,948	$84,465	$34,007	$322,421
D&D Italia Spa	$60,813	$67,280		$128,093
Diza Comercial E Importadora Ltda.		$33,746		$33,746
First S/A		$8,678		$8,678
Franz Colruyt Sa	$598,463	$1,526,532	$641,581	$2,766,576
Goya Foods Of Florida	$163,069	$116,031	$22,063	$301,163
Haddon House Food Products	$36,828	$24,393	$23,660	$84,881
Import Promotion & Sales Ltd	$273,105	$161,029	$173,301	$607,435
Latin Deli		$4,174	$9,408	$13,582
Metzger Specialty Brands, Inc.		$50,041	$52,500	$102,541
Norlake International Co., Ltd.	$105,611	$252,397	$396,945	$754,953
Pomona Episaveurs	$1,381,943	$1,228,349	$238,151	$2,848,443
Porto A Porto Comercio, Importação E		$77,632	$40,824	$118,456
Sia Euroleap	$35,322			$35,322
Th Olesen Import A/S	$252,661	$415,100	$168,847	$836,607
Tutto Food Importadora Ltda		$30,013	$7,230	$37,243
Wiik Co. A.S.	$282,860	$290,630		$573,490

Artichoke	2013	2014	2015	Overall Total
Atlantic Beverage Company, Inc	$234,600	$439,070	$122,813	$796,483
Brascopa Comercial Logistica Ltda.		$16,200		$16,200
Comercial Tkas De Ghosh Limitada		$30,988	$10,150	$41,138
Diza Comercial E Importadora Ltda		$10,006		$10,006
Haddon House Food Products	$222,947	$140,764	$180,655	$544,366
Komport Comercial Importadora Sa		$193,369		$193,369
L.F.I., Incorporated		$435,150		$435,150
Linbro			$148,500	$148,500
Mariza Ind E Com. Da Amazônia Ltda.	$18,624			$18,624
Purcell International		$396,177	$239,278	$635,455
Ser Rochefontaine		$107,093	$71,809	$178,902
Tutto Food Importadora Ltda.		$28,778	$19,815	$48,592

7.2.	Viru shall pay Camposol a three percent (3%) commission on the amount billed for sales to Camposol’s “exclusive” clients.

7.3.	The commission shall be in force during five (5) years counted as from the date of execution of the final agreement.

8.	Supply to Strategic Clients

8.1.	Camposol has agreements in force with clients whereunder Camposol must supply these clients. Camposol shall determine which clients are strategic looking to keep this number as small as possible.

8.2.	Camposol shall deliver to Viru a list of contracts with clients deemed strategic. Viru shall analyze such contracts (balance to supply, volume, prices, qualities, etc.).

8.3.	Viru shall determine which strategic clients it may supply according to the availability of the raw material (for example, green asparagus) and the prices established in the contracts.

8.4.	Should the contract prices be below the fair market prices, Viru shall sell to Camposol the finished product at a cost plus a margin established in order to enable it to finalize their supply.

9.	Payment of Rent of Real Properties Located in Santa and Huaura for 2016

9.1.	Camposol is the lessee or sublessee of the following real properties located in Santa and Huaura:

Area	Vendor	RUC/DNI	Leased Area (ha)	Cost/ha (S/.)	Lease Dates	Lease Period
Santa	Julca Tolentino, Juan	10328912711	4.50	4,210.00	04/01/2015-12/01/2016	2 campaigns
Santa	Medina Cotrina, Enrique	10328901418	2.20	4,210.00	05/01/2015-12/31/2016	2 campaigns
Santa	Mostacero Castillo, Over Noe	32902262	1.74	4,000.00	04/01/2015-12/01/2016	2 campaigns
Santa	Mostacero Urbano, Sadith Elizabeth	70012544	4.75	4,000.00	04/01/2015-12/01/2016	2 campaigns
Santa	Ruiz Haro, Julio	10328907840	3.65	4,210.00	04/01/2015-11/30/2016	2 campaigns
Santa	Tarazona Blas, Raymundo	32776885	4.00	4,000.00	04/01/2015-12/01/2016	2 campaigns

TOTAL			20.84

Area	Vendor	RUC/DNI	Leased Area (ha)	Cost/ha (S/.)	Lease Dates	Lease Period
Huaura	Arellano Alvarado de Fernandez, Melina Margot	10402942571	4.88	4,736.00	03/28/2015-03/27/2017	2 campaigns
Huaura	Castro Asencio, Celestino	15649371	2.20	4,500.00	06/01/2015-06/01/2017	2 campaigns
Huaura	La Rosa Narro, Carlos Manuel	15651941	5.50	4,500.00	04/28/2015-04/27/2017	2 campaigns
Huaura	Lopez Taboada, Richard Dante	15732218	5.50	4,500.00	02/01/2016-06/01/2017	2 campaigns
Huaura	Ramos Alva, Glicerio Pedro	15656734	8.65	4,500.00	02/01/2015-01/31/2017	2 campaigns
Huaura	Taboada de Rivera Odolinda	10156520263	5.00	4,736.00	03/02/2015-03/01/2017	2 campaigns
Huaura	Villavicencio Whittembury de Rossel, Nora Amalai	15610419	12.00	4,500.00	01/01/2015-01/01/2017	2 campaigns

TOTAL			43.73

9.2.

Camposol shall make available to Viru the lease agreements of the real properties mentioned in the foregoing subsection so that Viru takes control and assumes the management of the real properties. Moreover, Viru shall pay the appropriate rent.

9.3.	Viru shall assume the lease costs of the real properties after validating that the real property is suitable for growing artichoke.

10.	Recovery of Third-Party Farmer Debt in Favor of Camposol

10.1.	For the 2015 Campaign, Camposol executed contracts with the following farmers, who hold debts in favor of Camposol.

Area	Vendor	Financed Amount USD	Estimated Debt USD Oct 30
Huaura	Agenort	$630,291.71	$191,287.00
Huaura	Victor Bermudez Zavaleta	$150,570.69	$107,027.47
Huaura	Carmen La Rosa Cornelio	$108,675.76	$73,669.86
Viru	Agricola Silvestre	$145,919.51	$37,295.16

TOTAL ESTIMATED DEBT			$409,279.49

10.2.	It is Camposol’s interest that Viru works with such farmers in the 2016 Campaign and take the necessary steps to recover the debt owed by these farmers to Camposol.

10.3.	Taking into consideration the specific situation of each farmer, Viru undertakes to attempt to continue the relationship with such farmers and recover the debt they have with Camposol.

11.	Provision of the Fresh Avocado Manufacturing (Maquila) Service

11.1.	Viru undertakes to hire Camposol to receive the fresh avocado maquila service during a term of three (3) years according to established conditions.

11.2.	The consideration for the service to be provided during the following three (3) years shall be:

•	2016 Rate: USD 0.12/kg exported.

•	2017 Rate: USD 0.12/kg. exported

•	2018 Rate: USD 0.12/kg. exported

The consideration for the service shall be adjusted according to the United States’ inflation rates.

11.3.	Camposol shall provide support to Viru in the sale of thirteen (13) Alveoli containers.

Upon establishing the final terms of this commercial agreement, Camposol and Viru undertake to prepare and sign the supplementary documents for the execution of the provisions undertaken by each of the parties. As a sign of acceptance and consent, Camposol and Viru execute this Commercial Agreement which they submit through their representatives’ emails.

Lima, December 2, 2015

/s/ Pedro Javier Morales	/s/ Yoselyn Malamud Kessler
Garcés/fingerprint	/fingerprint
Pedro Javier Morales Garcés	Yoselyn Malamud Kessler
DNI: 10310393	DNI: 09343554
General Manager	General Manager
CAMPOSOL S.A.	SOCIEDAD AGRICOLA VIRU S.A.
RUC: 20340584237	RUC: 20373860736
Av. El Derby No. 250, Piso 4, Urb. El	North Pan-American Highway, km 521,
Derby de Monterrico, Santiago de	Viru, La Libertad
Surco, Lima